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                                                                  EXHIBIT (23)-7

                           CONSENT OF SG BARR DEVLIN

    We hereby consent to the use of our opinion in the Joint Proxy Statement/Prospectus of Nevada Power Company and Sierra Pacific Resources included in this Registration Statement of Sierra Pacific Resources and to all references to our firm included in or made a part of this Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

                                          /s/ SG BARR DEVLIN
                                          SG BARR DEVLIN

New York, New York
September 4, 1998